As filed with the Securities and Exchange Commission on February 17, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amplitude, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-3937349
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 Third Street, Suite 200

San Francisco, California 94103

(Address of Principal Executive Offices) (Zip code)

2014 Stock Option and Grant Plan

2021 Incentive Award Plan

2021 Employee Stock Purchase Plan

(Full title of the plans)

Spenser Skates

Chief Executive Officer

Amplitude, Inc.

201 Third Street, Suite 200

San Francisco, California 94103

(650) 988-5131

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese Kathleen M. Wells Richard Kim Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Elizabeth Fisher General Counsel Amplitude, Inc. 201 Third Street, Suite 200 San Francisco, California 94103 (650) 988-5131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Proposed sale to take place as soon after the effective date of the Registration Statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2021 (File No. 333-259698) (the “Original Registration Statement”), Amplitude, Inc. (the “Registrant”) registered 19,396,241 shares of Class A Common Stock issuable under the 2021 Plan and 2,663,371 shares of Class A Common Stock issuable under the ESPP. The Original Registration Statement also registered an aggregate of 29,615,899 shares of Class A Common Stock and an equal number of shares of Class B Common Stock issuable under the 2014 Plan, which shares become available for issuance under the 2021 Plan to the extent awards under the 2014 Plan are terminated, forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2014 Plan. The Registrant is hereby registering an additional 5,493,809 shares of Class A Common Stock issuable under the 2021 Plan and an additional 1,098,761 shares of Class A Common Stock issuable under the ESPP, which shares are now available for grant due to automatic annual increase provisions in the 2021 Plan and the ESPP. In addition, the Registrant is hereby registering an additional 110,000 shares of Class A Common Stock and an equal number of shares of Class B Common Stock issuable pursuant to stock options outstanding under the 2014 Plan and not covered by the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 17, 2022, which contains audited financial statements for the Registrant’s latest fiscal year;

(b)	The Registrant’s Current Report on Form 8-K filed with the SEC on January 14, 2022; and

(c)

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40817), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 17, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

See the description of the Registrant’s capital stock contained in the Registration Statement on Form S-1, as amended (File No. 333-259168).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant has adopted provisions in its restated certificate of incorporation (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware and its amended and restated bylaws (the “Bylaws”) that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or it stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation also authorizes the Registrant to indemnify its officers, directors, and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws provide that:

•	the Registrant may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Bylaws are not exclusive.

The Certificate of Incorporation and the Bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered or will enter into, and intend to continue to enter into, separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against such director or officer and incurred by such person in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference			Filed Herewith
	Exhibit Description	Form	Date	Number
4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	8-K	09/21/21	3.1
4.2	Amended and Restated Bylaws, as currently in effect.	8-K	09/21/21	3.2
4.3	Specimen Stock Certificate evidencing the shares of Class A Common Stock.	S-1	08/30/21	4.2
4.4	Specimen Stock Certificate evidencing the shares of Class B Common Stock.	S-8	9/21/21	4.4
5.1	Opinion of Latham & Watkins LLP.				X
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X
23.2	Consent of KPMG LLP, independent registered public accounting firm.				X
24.1	Power of Attorney (included in the signature page to the Registration Statement).				X
99.1#	Amended and Restated 2014 Stock Option and Grant Plan, as amended.	S-1	08/30/21	10.2(a)
99.2#	Form Agreements under Amended and Restated 2014 Stock Option and Grant Plan, as amended.	S-1	08/30/21	10.2(b)
99.3#	2021 Incentive Award Plan.	S-1	08/30/21	10.3(a)
99.4#	Form Agreements under 2021 Incentive Award Plan.	S-1	08/30/21	10.3(b)
99.5#	2021 Employee Stock Purchase Plan.	S-1	08/30/21	10.4
107.1	Filing Fee Table				X

#	Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 17th day of February, 2022.

Amplitude, Inc.

By:	/s/ Spenser Skates
Spenser Skates
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Spenser Skates, Hoang Vuong, and Elizabeth Fisher, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Spenser Skates Spenser Skates	Chief Executive Officer and Director (Principal Executive Officer)	February 17, 2022

/s/ Hoang Vuong Hoang Vuong	Chief Financial Officer (Principal Financial Officer)	February 17, 2022

/s/ Ninos Sarkis Ninos Sarkis	Chief Accounting Officer (Principal Accounting Officer)	February 17, 2022

/s/ Neeraj Agrawal Neeraj Agrawal	Director	February 17, 2022

/s/ Ron Gill Ron Gill	Director	February 17, 2022

/s/ Pat Grady Pat Grady	Director	February 17, 2022

/s/ Curtis Liu Curtis Liu	Director	February 17, 2022

/s/ Erica Schultz Erica Schultz	Director	February 17, 2022

/s/ Elisa Steele Elisa Steele	Director	February 17, 2022

/s/ Eric Vishria Eric Vishria	Director	February 17, 2022

/s/ James Whitehurst James Whitehurst	Director	February 17, 2022

/s/ Catherine Wong Catherine Wong	Director	February 17, 2022